UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report –  March 14, 2005

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 South 9th Street, Suite 2300, Minneapolis, Minnesota 55402-4099
(Address of principal executive offices)

Registrant’s telephone number, including area code: (612) 376-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 14, 2005, Bemis Company, Inc. (the “Company”) entered into a Purchase Agreement with Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as representatives of certain initial purchasers (the “Representatives”), for the sale of $300 million aggregate principal amount of 4.875% Notes Due 2014 to be issued by the Company (the “Notes”).  The Purchase Agreement provides that the Notes will be sold to the initial purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”).  It further provides that the holders of the Notes will be entitled to the benefits of a registration rights agreement pursuant to which the Company will agree to file one or more registration statements with the Securities and Exchange Commission for the registration of the Notes (or Exchange Notes, as defined in the registration rights agreement) under the Securities Act.

ITEM 8.01.  OTHER EVENTS

On March 14, 2005, the Company issued a press release regarding the pricing of its private offering of Notes.  A copy of the press release is attached hereto as Exhibits 99.1.

The Company discloses its risk factors as follows:

Funded status of pension plans – Recognition of minimum pension liability may cause a significant reduction in net worth.

Statement of Financial Accounting Standards No. 87, “Accounting for Pensions,” requires balance sheet recognition of a minimum liability if the fair value of plan assets is less than the accumulated benefit obligation (“ABO”) at the end of the year.  The fair values of our largest U.S. pension plan’s assets exceeded the ABO at December 31, 2004; therefore, no recognition of minimum liability was required.  However, if the fair value of our largest U.S. pension plan’s assets at December 31, 2005 decreases or if the discount rate used to calculate the ABO decreases, we may be required to write off our prepaid pension assets ($70 million at December 31, 2004) and record a liability equal to the excess of ABO over the fair value of the assets at December 31, 2005.  The resulting non-cash charge would not reduce reported earnings.  It would be recorded directly as a decrease in the Accumulated Other Comprehensive Income component of stockholders’ equity.  While we cannot estimate the minimum liability with any certainty at this time, and we believe that the required adjustment would significantly reduce our net worth.  We have identified pension assumptions as critical accounting estimates.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Estimates and Judgments - Accounting for annual pension costs” and “- Pension assumptions sensitivity analysis.”

Goodwill – A significant write down of goodwill would have a material adverse effect on our reported results of operations and net worth.

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”  We no longer amortize goodwill, but we review our goodwill balance for impairment at least once a year using the business valuation methods required by FAS No. 142.  These methods include the use of a weighted average cost of capital to calculate the present value of the expected future cash flows of our reporting units.  Future changes in the cost of capital, expected cash flows or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write down goodwill for the amount of the impairment.  If a significant write down is required, the charge would have a material adverse effect on our reported results of operations and net worth.  We have identified the valuation of intangibles as critical accounting estimates.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Estimates and Judgments - Intangible assets and goodwill.”

Foreign operations - Conditions in foreign countries and changes in foreign exchange rates may reduce our reported results of operations.

We have operations in North and South America, Europe and Asia.  In 2004, approximately 25 percent of our sales were generated by entities operating outside of the United States.  Fluctuations in currencies can cause transaction and translation losses.  In addition, our revenues and net income may be adversely affected by the economic conditions, political situations and changing laws and regulations in foreign countries, as to which we have no control.

Interest rates – An increase in interest rates could reduce our reported results of operations.

At December 31, 2004, our variable rate borrowings approximated $534 million.  Fluctuations in interest rates can increase borrowing costs and have an adverse impact on results of operations.  In September 2001, we entered into interest rate swap agreements with three U.S. banks, which increased our exposure to variable rates.  Accordingly, increases in short-term interest rates will directly impact the amount of interest we pay.  For each one percent increase in variable interest rates, our annual interest expense on $518.4 million of total debt outstanding as of December 31, 2004 would increase by $5.2 million.

A downgrade in our credit rating could increase our borrowing costs and negatively affect our ability to access capital.

In addition to using cash provided by operations, we issue commercial paper from time to time to meet our short-term liquidity needs.  Our credit ratings are important to our ability to issue commercial paper at favorable rates of interest. In conjunction with our Dixie Toga acquisition in January 2005, while Standard & Poor’s has confirmed its ratings of “A” and “A-1” for our long-term senior unsecured debt and commercial paper, respectively, Moody’s Investors Service reduced our long-term senior unsecured rating to “Baa1” from “A2”, and our short-term rating to “Prime-2” from “Prime-1”.  A downgrade in our credit rating could increase the cost of borrowing by increasing the spread over prevailing market rates that we pay for our commercial paper or the fees associated with our bank credit facility. In addition, our bank credit facility has covenants that include limits on the sale of businesses, minimum net worth calculations, and a maximum ratio of debt to total capitalization. If for any reason our existing credit arrangements were no longer available to us, we would expect to meet our financial liquidity needs by accessing the bank market, which would further increase our borrowing costs.

Raw materials - Raw material cost increases or shortages could adversely affect our results of operations.

As a manufacturer, our sales and profitability are dependent upon availability and cost of raw materials, which are subject to price fluctuations, and the ability to control or pass on costs of raw materials.  Inflationary and other increases in the costs of raw materials have occurred in the past and are expected to recur, and our performance depends in part on our ability to reflect changes in costs in selling prices for our products.  For example, during 2003, a sizable increase in the cost to us for polyethylene resin followed quickly by a decrease in that cost delayed our ability to adjust our selling prices, which negatively impacted our 2003 operating margins.  In the past, we have been generally successful in managing increased raw material costs and increasing selling prices when necessary.  Past performance may or may not be replicable in the future.

Patents and proprietary technology - Our success is dependent on our ability to develop and successfully introduce new products and to acquire and retain intellectual property rights.

Our ability to develop and successfully market new products and to develop, acquire and retain necessary intellectual property rights is essential to our continued success, which ability cannot be assured.

Industry investigations - We are included in investigations of the labelstock industry by the U.S. Department of Justice and of the paper and forest products sector by the European Commission, and several lawsuits have been filed against us related to alleged unlawful competitive activities in the industry.

In April 2003, we were notified by the U.S. Department of Justice’s Antitrust Division that it expected to initiate a criminal investigation into competitive practices in the labelstock industry, and in August 2003, the U.S. Department of Justice issued a subpoena to us in connection with the investigation.  In May 2004, the European Commission initiated inspections and obtained documents from our pressure sensitive materials facility in Belgium, seeking evidence of unlawful anticompetitive activities.  We are cooperating with these investigations.  We and one of our subsidiaries are named defendants in lawsuits in the United States seeking treble damages and other relief for alleged unlawful competitive practices, which were filed after the announcement of the U.S. Department of Justice investigation.  We are unable to predict the outcome of these matters although the effect could be material to the results of operations and/or cash flows of the period in which the matter is resolved.

Acquisitions - We may not be able to successfully integrate the businesses that we acquire.

We have made numerous acquisitions in the past and are actively seeking new acquisitions that we believe will provide meaningful opportunities to grow our business and improve profitability.  Since the beginning of 2002, we have completed five acquisitions to enhance the breadth of our product offerings and expand the market and geographic participation of our business segments, which included our acquisition on January 5, 2005 of majority ownership of Dixie Toga S.A., one of the largest packaging companies in South America.  Acquired businesses may not achieve the levels of revenue, profit, productivity or otherwise perform as we expect.  Acquisitions involve special risks, including, without limitation, the potential assumption of unanticipated liabilities and contingencies and difficulties in integrating acquired businesses.  While we believe that our acquisitions will improve our competitiveness and profitability, we can give no assurance that acquisitions will be successful or accretive to earnings.

Numerous other factors over which we may have limited or no control may affect our performance and profitability.

Other factors that may influence our earnings include:  legal and administrative cases and proceedings (whether civil, such as environmental and product related, or criminal), settlements, judgments and investigations; developments or assertions by or against us relating to intellectual property rights and intellectual property licenses; adoption of new, or change in, accounting policies and practices and the application of such policies and practices; changes in business mix; customer and supplier business reorganizations or combinations; increase in cost of debt; ability to retain adequate levels of insurance coverage at acceptable rates; fluctuations in pension and employee benefit costs; loss of significant contact(s); risks and uncertainties relating to investment in development activities and new facilities; timely development and successful market acceptance of new products; pricing of competitive products; disruptions in transportation networks; increased participation in potentially less stable emerging markets; reliability of utility services; impact of computer viruses; general or specific economic conditions and the ability and willingness of purchasers to substitute other products for the products that we manufacture; financial condition and inventory strategies of customers and suppliers; credit risks; changes in customer order patterns; increased competition; changes in government regulations; other risks associated with foreign operations, including the ability to estimate the impact of foreign currency on financial results and impact of epidemiological events on the economy and on our customers and suppliers; and acts of war, terrorism, weather and other natural disasters.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c).                               The March 14, 2005, Bemis Company, Inc. press release regarding the pricing of the private offering of Notes as Exhibit 99 to this report.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ James J. Seifert
James J. Seifert, Vice President,
General Counsel and Secretary

Date	March 15, 2005